Filed pursuant to Rule 433
Dated June 5, 2008
Relating to Preliminary Prospectus Supplement, dated May 23, 2008, to
Registration Statement No. 333-138032

American Express Company
Summary of Final Terms of Remarketed Notes

Issuer:	American Express Company
Ratings (Moody’s/S&P/Fitch)[1]:	A1/A+/A+
Currency:	USD
Type:	SEC Registered Senior Notes
Remarketing Size:	$1,994,978,000 of $1,999,978,000 outstanding
Trade Date:	June 5, 2008
Settlement Date:	June 10, 2008 (T+3)
Next Remarketing Reset Date:	June 10, 2009 (or if such day is not a business day, the next business day)
If Next Remarketing Fails:	Putable to the Issuer at par if the remarketing on June 10, 2009 is not successful
Final Maturity:	December 1, 2033
Re-offer Spread to 3m LIBOR:	149.888 bps
Offer Price (Price to Public):	100.05% plus accrued interest from and including June 5, 2008 to but excluding the Settlement Date at the Coupon rate
Coupon:	3m LIBOR + 155 bps
Initial Interest Rate for Period June 5, 2008 to September 10, 2008:	4.22313%
Coupon Frequency:	Quarterly, paying on March 10, June 10, September 10 and December 10, subject to modified following business day convention, commencing on September 10, 2008
Day Count:	ACT/360
U.S. Federal Income Tax:	The notes are subject to the Treasury regulations governing contingent payment debt instruments (see discussion of “Certain United States Federal Income Tax Considerations” in the Preliminary Prospectus Supplement)

1 An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Proposed Amendment Information:	The proposed amendments to the original indenture and the first supplemental indenture, as described in the above-referenced Preliminary Prospectus Supplement, will not be adopted
CUSIP:	025816AS8
Remarketing Agents:
JPMorgan	Merrill Lynch & Co.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY REMARKETING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES INC. COLLECT AT 1-212-834-4533 OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.